December 12, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for USCA All
Terrain Fund (the "Fund") and, under the dates of
May 30, 2017 and May 31, 2016, we reported on the
financial statements of USCA All Terrain Fund as of
and for the year ended March 31, 2017 and as of
March 31, 2016 and for the period from July 1, 2015
(commencement of operations) through March 31, 2016.
On July 26, 2017, our appointment as independent
public accountant was terminated. We have read the
statements made by the Fund included under Sub-Item 77K
of Form N-SAR dated December 12, 2017, and we
agree with such statements, except that we are not
in a position to agree or disagree with the Fund's
statements that the selection of Cohen & Co. as its
independent registered public accounting firm was
recommended by the investment adviser and the Audit
Committee and was approved by the Board, and we
are not in a position to agree or disagree with the
Fund's statement that Cohen & Co. was not consulted
regarding the application of accounting principles to a
specified transaction or the type of audit opinion that
might be rendered on the Fund's financial statements.

Very truly yours,

/s/ KPMG LLP